Exhibit 99.1

For Media Inquiries	For Investor Inquiries
Deb Kline	Matt Booher
908-953-6179	908-953-7500
klined@avaya.com	mbooher@avaya.com

Avaya Completes Radvision Acquisition

Combined companies will revolutionize video collaboration via enterprise-secure mobility, featuring:

•	Interoperable and affordable video applications for desktop, mobile and beyond

•	Bring-Your-Own-Device (BYOD) capabilities

•	Complete investment protection across current systems

For Immediate Release: Tuesday, June 5, 2012

Basking Ridge, N.J. — Avaya Inc. today announced that it has finalized the acquisition of Radvision, a leading provider of video conferencing technologies over IP and wireless networks. Pursuant to the terms of the merger agreement, each outstanding ordinary share of Radvision that was outstanding immediately prior to the effective time of the merger has been automatically converted into the right to receive US$11.85 in cash, without interest and less any applicable withholding taxes, for a total transaction amount of approximately US$230 million. Radvision will operate as an indirect, wholly owned subsidiary of Avaya under the Radvision brand.

With the close of the acquisition, Avaya is poised to deliver open, affordable, and easy-to-use video collaboration solutions suitable for businesses of any size. The combined portfolios tackle the expensive, complex, disconnected experiences that often limit broader adoption of video as a business collaboration tool today. Together, Avaya and Radvision will build on the interoperability that exists between the two portfolios today to extend video collaboration inside and outside of the enterprise – regardless of an end-user’s system, location or device.

Video for Everyone

With the combined portfolio, Avaya offers ad-hoc desktop and mobile video capabilities and connects the separate islands of video for improved B2B and B2C communications.

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The combined Avaya-Radvision solutions enable customers to embrace standards-based (H.323) video conferencing products or easily enhance video deployments that support existing H.323 environments. This approach helps enable companies to extract long-term value as they evolve toward more integrated SIP-based collaboration and unified communications (UC).

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For small-to-midsize businesses (SMB), the portfolio offers affordable video and helps enable B2B and B2C communications using the same technologies that were previously only within reach of the large enterprise.

Commitment to Interoperability

Radvision’s 20-year heritage in the video conferencing industry, combined with the commitment of both companies to open architectures and industry standards, positions Avaya to deliver pervasive video that is distinguished by simplicity, practicality and interoperability. Today, Avaya and Radvision already have established interoperability between Radvision’s SCOPIA® endpoints and infrastructure with Avaya Aura®, Avaya Flare® Experience on the Avaya Desktop Video Device, and Avaya UC 1000 series video endpoints.

The companies will be demonstrating their suite of video collaboration solutions next week at InfoComm 2012 in Las Vegas.

Quotes

“The acquisition of Radvision is an important milestone in Avaya’s transformation to what we believe is the industry’s first open, interoperable collaboration platform for business. As a result of the transaction, Avaya customers can reap the benefits of richer, simplified video collaboration regardless of what system they’re currently using.”

Kevin J. Kennedy, president and CEO, Avaya

“The combination of our two companies is an important industry milestone. By incorporating Radvision’s expansive, standards-based video portfolio into Avaya’s open, marketing-leading UC offering, we are transforming not only the way people use video conferencing, but also increasing video’s accessibility, affordability and ease of use. Through this merger, Radvision benefits from the Avaya name and marketing resources and Avaya augments its UC offering with an open, robust end-to-end video solution, including a highly intuitive, feature-rich and flexible mobile video application that we believe surpasses anything offered by the competition.”

Boaz Raviv, Vice President & Global Head, Avaya Video Portfolio, Radvision, an Avaya company

“The enterprise video conferencing market is experiencing robust growth, and with this growth, vendors need to address mobility as well as the isolated islands of users that characterize the current state of most video deployments. The combination of Avaya and Radvision is poised to address these enterprise demands—now and in the future—with UC&C solutions that put customers in control of how they implement advanced capabilities across their environments.”

Rob Arnold, Program Manager, Frost & Sullivan

Additional Resources

Executive Video: The Value of Avaya + Radvision

Tags: Avaya, Radvision, video conferencing, unified communications, business collaboration, mobile video, desktop videoconferencing, integration, interoperability

About Avaya

Avaya is a global provider of business collaboration and communications solutions, providing unified communications, contact centers, networking and related services to companies of all sizes around the world. For more information please visit www.avaya.com.

About Radvision

Radvision, now an Avaya company, is a leading provider of video conferencing and telepresence technologies over IP and wireless networks. Radvision teams with its channel and service provider partners to offer end-to-end visual communications that help businesses collaborate more efficiently. Radvision propels the unified communications evolution forward with unique technologies that harness the power of video, voice, and data over any network. Visit www.radvision.com, our blog, and follow us on Facebook, Google+, LinkedIn, Twitter, and YouTube

Certain statements contained in this press release are forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a list and description of such risks and uncertainties, please refer to Avaya’s filings with the SEC that are available at www.sec.gov. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.